 Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-173360, 333-150228, 333-144184, 333-144188, and 333-144189 on Form S-8 and Nos. 333-160447 and 333-158498 on Form S-3 of our reports dated January 26, 2012, relating to the consolidated financial statements of Discover Financial Services (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Discover Financial Services’ adoption of the accounting standards, “Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140” and “Amendments to FASB Interpretation No. 46(R)”, on December 1, 2009), and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Discover Financial Services for the year ended November 30, 2011.

Chicago, Illinois January 26, 2012